Exhibit 99.01
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
INVESTOR CONTACT:
David Allen
Investor Relations — Silicon Image, Inc.
Phone: 408-616-4003
david.allen@siliconimage.com
SILICON IMAGE CFO ROBERT FREEMAN TO RETIRE AFTER TRANSITIONAL PERIOD
Company Also Expects First Quarter 2007 Revenue to be in the Range of Prior Guidance
SUNNYVALE, Calif., April 5, 2007 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today announced that Robert R. Freeman, its chief financial officer, intends to retire. Freeman, 64, has served as Silicon Image’s CFO since November 2005 and previously served as interim CFO from August 2005 to November 2005. Freeman has agreed to continue in his current capacity during a transition period of up to six months as Silicon Image conducts a search for Freeman’s replacement.
“I want to thank Bob for his leadership and contributions during a period of rapid growth and international expansion,” said Steve Tirado, Silicon Image’s president and chief executive officer. “Under Bob’s direction, we have significantly enhanced our financial and management systems, and our internal controls. His 30 years as a CFO and as a management consultant have proved invaluable to Silicon Image in strengthening these functions and recruiting a strong finance and IT team. The Board of Directors and I wish Bob the best in his retirement.”
Silicon Image also updated its guidance for the first quarter of 2007. On Feb. 8, 2007, the company said it expected first quarter revenue to range between $68 million and $72 million, up from $59.1 million in the same quarter of 2006, and that its non-GAAP gross margins in the first quarter of 2007 would range between 53 percent and 55 percent, down from 58 percent in the same period one year ago. For the three-month period ended March 30, 2007, Silicon Image currently expects to record revenue at the low-end of the revenue range previously provided and to exceed the non-GAAP gross margin guidance provided on Feb. 8, 2007.
Silicon Image will issue its first quarter 2007 financial results press release after the market closes on Thursday, May 3, 2007. Silicon Image will also host a conference call to discuss financial results at 2:00 p.m. Pacific Time on May 3, 2007. To access the conference call, dial (719) 457-2679 and enter pass code 2721674. A replay of the conference call will be available until midnight Pacific Time, May 17, 2007. To
1060 E. Arques Avenue, Sunnyvale, CA 94085     408.616.4000     www.Siliconimage.com

access the replay, please dial (719) 457-0820 or (888) 203-1112, and enter pass code 2721674. A webcast of the call will also be available on the Silicon Image investor relations site located at www.siliconimage.com.
About Silicon Image, Inc.
Headquartered in Sunnyvale, Calif., Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementation for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI(TM) and Serial ATA, leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. With a proven track record of improving cross- product interoperability, Silicon Image has shipped more than 100 million HDMI/HDCP and DVI/HDCP semiconductor solutions. In addition, Silicon Image offers one of the most robust and comprehensively tested technology platforms in the consumer electronics industry through the Simplay HD(TM) Testing Program of Simplay Labs. Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, is a leading provider of testing technologies, tools and services for high-definition consumer electronics devices such as HDTVs, set- top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
NOTE: Silicon Image and Simplay HD are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries. HDMI(TM) and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and other countries, and are used under license from HDMI Licensing, LLC. All other trademarks and registered trademarks are the property of their respective owners.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include, but are not limited to, statements related to Silicon Image’s anticipated revenue and financial results for the quarter ended March 31, 2007. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward- looking statements. In particular, Silicon Image’s actual revenue and financial results for the quarter ended March 31, 2007, may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.